Ex. No. 10.1

Immune Therapeutics, Inc.

Short-Form Employment Agreement

This Employment Agreement (this “Agreement”) is made effective as of April 29, 2020, by and between Immune Therapeutics, Inc. (“Immune”), a Florida Corporation, and Kevin J. Phelps (“Executive”), of Rochester, New York.

A. Immune is engaged in the business of biotechnology development and intends to commence addition discovery in strategic growth opportunities. Executive will primarily perform the job duties virtually and/or at the headquarters of Immune.

B. Immune desires to have the services of Executive in addition to his exist role as a Member of the Immune Board of Directors.

C. Executive is willing to be employed by Immune and serve in the capacities described herein.

D. This Short-Form Employment Agreement sets forth the primary terms of Immune’s employment of Executive; both parties shall expand and restate these terms in a more comprehensive agreement that includes milestones, goals, and other specifics for the benefit of both parties within thirty (30) days of execution of this Agreement. However, if agreement on a more detailed agreement is not be achieved for any reason within this time frame, this Agreement stands alone and shall govern the employment of Executive for the Term.

Therefore, the parties agree as follows:

EMPLOYMENT. Immune shall employ Executive, already a Member of Immune’s Board of Directors (the “Board”), as President and CEO. Existing duties, responsibilities and compensation of Executive as Member of the Board shall continue unaffected by and separate from this Agreement. Executive shall provide to Immune the services typically provided by the chief executive officer of a public company in the current financial and intellectual property condition of Immune, and agrees to be subject to the general supervision, advice and direction of the Board, specifically reporting the Board Chair. Executive shall also perform (i) such other duties as are customarily required to direct and manage all of the day-to-day operations of Immune, and (ii) such other and unrelated services and duties as may be reasonably assigned to Immune from time to time by the Board (such services herein referred to as the “Services”).

BEST EFFORTS OF EMPLOYEE. Executive agrees to perform faithfully, industriously, and to the best of Executive’s ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Immune. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Immune may reasonably require from time to time. Executive shall devote up to seventy-five percent (75%) of his full business time to the rendition of such Services, subject to absences for customary vacations of similarly situated executives and for temporary illness. It is anticipated that Executive shall devote up to one hundred percent (100%) of his full business time to the rendition of such Services in the second year and beyond and/or when a minimum of $5,000,000 is secured as capital for Immune. The full term of this Agreement is three (3) years subject to the provisions of this agreement for early termination (the “Term”). In addition, Kevin J. Phelps may engage in other business activities so long as they do not create a conflict of interest with job responsibilities under this Agreement.

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COMPENSATION OF EMPLOYEE. As compensation for the services provided by Executive under this Agreement for the first year, Immune will pay Executive an annual salary of $240,000.00 payable monthly on the first day of each month. This salary shall increase twenty percent (20%) for the second year and another fifteen percent (15%) for the third year of the Term. A discretionary bonus of up to thirty three percent (33%) may be awarded by the Board based on milestones and goals. A five-year warrant to purchase up to three percent (3%) of Immune’s outstanding shares following issuance of shares from note conversions (triggered by FINRA approval of the reverse split approved by shareholders and filed with the State of Florida), with such warrant calculated in magnitude and priced at the closing price on the day of such FINRA “approval” with vesting to be thirty-three percent (33%) as of April 30, 2020 and thereafter on a monthly basis beginning May 2020 through April 2023.

Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Executive shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Executive has not yet been paid, and for any other compensation earned in accordance with Immune’s customary procedures.

As this Agreement includes approximately a one-year non-cancellable commitment through June 30, 2021, the termination of Executive by the Board and/or by action of shareholders shall not affect payment of Executive’s base compensation and vesting of Executive’s equity through June 30, 2021.

EXPENSE REIMBURSEMENT. Immune will reimburse Executive for “out-of-pocket” expenses incurred by Executive in accordance with Immune’s policies in effect from time to time, expected to include travel, business entertainment, phone, internet and similar expenses.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Executive shall provide Immune with all information, suggestions, and recommendations regarding Immune’s business, of which Executive has knowledge, that will be of benefit to Immune.

INDEMNIFICATION AND D&O. Immune shall take all actions to fully indemnify Executive to the maximum effect permitted by law for any litigation arising out of Executive’s employment. Further, Immune commits to acquire directors and officers (“D&O”) liability insurance at the soonest feasible time.

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CONFIDENTIALITY. Executive recognizes that Immune has and will have information regarding the following:

- inventions

- products

- product design

- processes

- technical matters

- trade secrets

- copyrights

- customer lists

- business affairs

- future plans

and other vital information items (collectively, “Information”) which are valuable, special and unique assets of Immune. Executive agrees that Executive will not at any time or in any manner, either directly or indirectly, divulge, disclose, furnish make accessible or communicate any Information to any third party without the prior written consent of Immune. Executive will protect the Information and treat it as strictly confidential. A violation by Executive of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 2-year period after the termination of Executive’s employment.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executives employment by Immune (whether during business hours or otherwise and whether on Immune’s premises or otherwise) which relate to Immune’s business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to Immune and are and shall be the sole and exclusive property of Immune.

BENEFITS. Executive shall be entitled to employment benefits, as provided by Immune’s policies in effect from time to time. This may include healthcare, dental, life insurance, and any other benefits offered to employees in Immune’s future benefit policies but at a minimum shall include the payment for or of the value of a healthcare plan customary for a similarly situated executive, as a benefits program may not be feasible for the Immune.

Immune Therapeutics, Inc. in its sole discretion may, from time to time, award Kevin J. Phelps option to purchase shares of the Immune’s capital stock.

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TERM/TERMINATION. Executive’s employment under this Agreement shall be for 3 Years, beginning on April 29, 2020. Executive agrees that if the Board determines that another person is a better fit for this position, the Executive will cooperate fully in a smooth transition. Accordingly, the Board shall have the unilateral right to terminate Executive as of June 30, 2021 if notice is provided of such intention of termination on or before March 30, 2021; however, this Agreement is not cancellable through June 30, 2021 and therefore compensation through June 30, 2021 shall continue as described herein. After March 30, 2021, the Agreement may be terminated by Immune upon 3 months written notice, and by Executive upon 3 months written notice. If notice of termination of Executive by Immune is affected after March 30, 2021, Executive shall qualify for a six-month severance package equal to six months of base compensation, vesting of equity, benefits, and payment of all past due compensation (including fees from Executive’s Board contract).

TERMINATION DUE TO DEATH. Kevin J. Phelps’s employment under this Agreement will terminate immediately upon Kevin J. Phelps’s death and Immune Therapeutics, Inc. shall not have any further liability or obligations to Kevin J. Phelps’s estate, executors, heirs, assigns or any other person claiming under or through Kevin J. Phelps’s estate, except that Kevin J. Phelps’s estate shall receive any accrued but unpaid salary, bonuses, equity positions, along with any life insurance benefits to be paid pursuant to Kevin J. Phelps’s beneficiary designation.

COMPLIANCE WITH EMPLOYER’S RULES. Executive agrees to comply with all of the rules and regulations of Immune, the State of Florida, and the United States of America.

RETURN OF PROPERTY. Upon termination of this Agreement, Executive shall deliver to Immune all property which is Immune’s property or related to Immune’s business (including keys, records, notes, data, memoranda, models, and equipment) that is in Executive’s possession or under Executive’s control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Executive.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Immune Therapeutics, Inc.

Dr. Roscoe Moore, Jr.

Chairman of the Board

Email: rmoore@phrockwood.com

Executive:

Kevin J. Phelps

Email: kevin.phelps@immunetherapeutics.com

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

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BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event Immune Therapeutics, Inc. is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Executive are personal and may not be assigned by Kevin J. Phelps.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties except for non-disclosure agreements and Executive’s existing agreement relating to his Board Membership.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

COUNTERPARTS. This Agreement may be executed in counterparts as understood pursuant to contemporary norms. The parties hereto explicitly agree that this Agreement may be executed in any number of counterparts, including but not limited to those faxed, electronically transmitted and/or electronically signed, such as through Adobe Sign (formerly EchoSign) or similar electronic signing application, each such counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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SIGNATORIES. This Agreement shall be executed on behalf of Immune Therapeutics, Inc. by Dr. Roscoe M. Moore, Jr., Chairman of the Board and by Kevin J. Phelps for himself. The Agreement shall be effective as of April 29, 2020.

EMPLOYER:

Immune Therapeutics, Inc.

Chairman of the Board

By:		Date: July 22, 2020
Dr. Roscoe M. Moore, Jr.
Chairman of the Board

AGREED TO AND ACCEPTED.

EXECUTIVE:

Date: July 22, 2020
Kevin J. Phelps

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